Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 13, 2017

Relating to Preliminary Prospectus issued June 27, 2017

Registration Statement No. 333-216949

Akcea Therapeutics, Inc.

The information in this free writing prospectus supplements and updates the information contained in the most recent preliminary prospectus, dated June 27, 2017 (the “Preliminary Prospectus”), included in Amendment No. 4 to the Company’s Registration Statement on Form S-1 (File No. 333-216949), as filed with the U.S. Securities and Exchange Commission on June 27, 2017.  The most recent amendment to such Registration Statement can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1662524/000104746917004270/a2232558zs-1a.htm

This free writing prospectus should be read together with the Preliminary Prospectus, especially the “Risk Factors” section and the consolidated financial statements and related notes.

Issuer:	Akcea Therapeutics, Inc.

Nasdaq symbol:	AKCA

Common stock offered by Akcea Therapeutics, Inc.:	15,625,000 shares

Option to purchase additional shares:	2,343,750 shares

Common stock to be purchased by Novartis Pharma AG in a concurrent private placement:	6,250,000 shares

Common stock outstanding after the offering and concurrent private placement:	64,197,879 shares (or 66,541,629 shares if the underwriters exercise their option to purchase additional shares in full)

Public offering price:	$8.00

Underwriting discount:	7%

Pricing date:	July 13, 2017

Closing date:	On or about July 19, 2017

CUSIP:	00972L107

Participation by Ionis Pharmaceuticals, Inc.:

Ionis Pharmaceuticals, Inc. (“Ionis”) has agreed to purchase 3,125,000 shares of common stock in the offering at the initial public offering price. Ionis will own approximately 70.8% of the total number of shares outstanding after the completion of the offering (or 68.3% if the underwriters exercise their option to purchase additional shares in full). The underwriters will not receive any underwriting discounts or commissions on the shares purchased by Ionis.

Underwriters:	Cowen and Company, LLC, Stifel, Nicolaus & Company, Incorporated and Wells Fargo Securities, LLC are acting as book running managers of the offering and as representatives of the underwriters.

The Company has filed a registration statement (including the Preliminary Prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates, which was declared effective by the SEC on July 13, 2017. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and the Offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, a copy of the Preliminary Prospectus may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, or by telephone at (631) 274-2806; or from Stifel, Nicolaus & Company, Incorporated, One Montgomery Street, Suite 3700, San Francisco, CA 94104, or by telephone at (415) 364-2720, or by email at syndprospectus@stifel.com; or from Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152, or by telephone at (800) 326-5897, or by email at cmclientsupport@wellsfargo.com.